Exhibit 15.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Statement by Experts” and to the use of our report dated June 29, 2007 with respect to the statement of combined revenues and direct operating expenses of the oil and gas properties purchased by Samson Oil and Gas USA, Inc. from Stanley Energy, Inc. for the period July 1, 2005 through May 29, 2006, and for the year ended June 30, 2005 included in Amendment No. 3 to the Registration Statement on Form 20-F of Samson Oil & Gas Limited.

/s/ Ernst & Young LLP

Denver, Colorado
November 20, 2007